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                                                                Exhibit 10(f)(2)


                                HUNT CORPORATION

        Executive Officers Who Are Parties to Change in Control Agreement


         The following current Executive Officers of Hunt Corporation are parties to the aforesaid Change in Control Agreement: John W. Carney, William E. Chandler, James P. Machut, W. Ernest Precious and Eugene A. Stiefel.

         Donald R. Thompson, Chairman, President and CEO of the Company, is not a party to that Change in Control Agreement, but has change in control provisions providing for a higher level of benefits in his April 6, 1996 Employment Agreement.

         Officers who are not executive officers also are parties to change in control agreements which are similar to those of Executive Officers, but with lower levels of benefits.